Exhibit 10.1

Execution Version

SHARE PURCHASE AGREEMENT

by and among

PLAYBOY ENTERPRISES, INC.,

PLBY BVI LIMITED,

PLAYBOY CHINA (BVI) LIMITED

and

UTG BRANDS MANAGEMENT GROUP LIMITED

dated as of

February 9, 2026

AGREEMENT RELATING TO THE ISSUE, SALE AND

PURCHASE OF SHARES IN

PLAYBOY CHINA (BVI) LIMITED

This Share Purchase Agreement (this “Agreement”) is entered into on February 9, 2026 (the “Effective Date”).

AMONG:

(1)

PLBY (BVI) Limited, a BVI business company incorporated under the laws of the British Virgin Islands with company number 2118329 and having its registered office address at Ritter House, Wickhams Cay II, P.O. Box 3170, Road Town, Tortola, WG1110, British Virgin Islands (“PLBY”);

(2)

Playboy China (BVI) Limited, a BVI business company incorporated in the British Virgin Islands with company number 2118662 and having its registered office at Ritter House, Wickhams Cay II, P.O. Box 3170, Road Town, Tortola, VG1110, British Virgin Islands (the “Company”);

(3)	Playboy Enterprises, Inc., a Delaware corporation (“PLBY Parent”); and

(4)	UTG Brands Management Group Limited, a company organized under the Laws of Hong Kong with its registered office at 5/F, Kam Sang Building, 257 Des Voeux Road Central, Hong Kong (“UTG”).

PLBY, the Company, PLBY Parent, and UTG shall each be individually referred to as a “Party” and collectively referred to as the “Parties”.

RECITALS:

(A)

Immediately prior to the Initial Closing, Playboy Enterprises International, Inc. (“PEII”) and the Company shall enter into that certain Transfer and Assignment Agreement in the form attached hereto as Exhibit A (the “IP Transfer Agreement”);

(B)

Concurrently with the Initial Closing, (i) PLBY, PLBY Parent, UTG, and the Company shall enter into that certain Shareholders Agreement in the form attached hereto as Exhibit B (the “Shareholders Agreement”); (ii) the Company and UTG shall enter into that certain Management Services Agreement in the form attached hereto as Exhibit C (the “Management Services Agreement”); and (iii) the Company and Playboy China Limited, a company organized under the Laws of Hong Kong (“PLBY HK Sub”), shall enter into that certain Amended and Restated IP License Agreement in the form attached hereto as Exhibit D (the “IP License Agreement”);

(C)

As of the date hereof and prior to the consummation of the transactions contemplated hereby, PLBY holds 5,000 Class A Shares (as defined below) and 3,667 Class B Shares (as defined below), representing in the aggregate 100% of the issued shares of the Company;

(D)

Prior to the date hereof, PLBY and the Company have delivered to UTG (i) copies of the duly executed board and shareholder resolutions of the Company authorising and approving (among other matters): (x) the transactions contemplated hereby and all of the documents to be executed and/or delivered in connection herewith; and (y) the Initial Signing Distribution; and (ii) a payment direction letter, which includes wire instructions with respect to the payment to be made by UTG on the date hereof;

(E)

The Company has agreed to issue and sell 1,333 Class B Shares (the “Company Class B Shares”) to UTG, and UTG has agreed to subscribe for and purchase such Company Class B Shares in and from the Company, for an aggregate consideration of US$11,997,000.00, subject to the terms and conditions set forth in this Agreement;

(F)

Immediately following (i) the payment of the Signing Deposit, the Company will distribute the amount of the Signing Deposit in cash to PLBY, and PLBY will distribute such amount to PB Global Acquisition Corp. (the “Initial Signing Distribution”), and (ii) the sale and issuance of the Company Class B Shares to UTG, the Company will distribute US$2,997,000.00 in cash to PLBY, and PLBY will distribute such amount to PB Global Acquisition Corp. (the “Initial Closing Distribution”); and

(G)

PLBY has agreed to sell 3,667 Class B Shares (the “PLBY Class B Shares”) to UTG, and UTG has agreed to purchase such PLBY Class B Shares from PLBY, for an aggregate consideration of US$33,003,000.00, subject to the terms and conditions set forth in this Agreement.

IT IS AGREED as follows:

1.	DEFINITIONS

1.1	In this Agreement, the following definitions apply:

“2027 Closing Date” has the meaning set forth in Clause 2.2.

“2028 Closing Date” has the meaning set forth in Clause 2.3.

“Affiliate” means with respect to any Person, any other Person directly or indirectly Controlling, Controlled by or under common Control with such Person.

“Agreement” has the meaning set forth in the preamble.

“Applicable Law” means all applicable laws, statutes, statutory instruments, regulations, directives, by-laws, ordinances, rules, orders, notices, judgments, decrees and other requirements having the force of law, together with any guidance, codes of practice or regulatory policies issued by any governmental, judicial or regulatory authority, that are relevant to this Agreement or the Parties, including the laws of the British Virgin Islands, Hong Kong and those of any other jurisdiction in which a Party conducts business, has assets, offers services or is otherwise subject to legal, regulatory or tax obligations.

“Brand Support Services Agreement” means that certain brand support services agreement between UTG and PEII, in the form attached hereto as Exhibit E.

“Business” means the business operations conducted by the Company and its Subsidiaries as of the Effective Date.

“Business Day” means any day (except any Saturday or Sunday) on which banks in the BVI, People’s Republic of China, Hong Kong and the United States are open for business.

“BVI” means the British Virgin Islands.

“BVI BOSS Act” means the Beneficial Ownership Secure Search System Act (as amended).

“BVI Companies Act” means the BVI Business Companies Act (as amended).

“BVI ES Act” means the Economic Substance (Companies and Limited Partnerships) Act.

“BVI Sanctioned Parties” means, collectively, any Person, its subsidiaries, or their respective directors, officers, employees, or, to such Person’s knowledge, such Person’s or subsidiaries’ agents that is (i) a BVI Designated Party or (ii) 50% or more owned or, where relevant under applicable BVI Sanctions, controlled, individually or in the aggregate, by one or more BVI Designated Party, in each case only to the extent that dealings with such persons are prohibited pursuant to applicable BVI Sanctions. “BVI Designated Parties” means, collectively, any Person, its subsidiaries, or their respective directors, officers, employees, or, to such Person’s knowledge, such Person’s or subsidiaries’ agents that is (i) designated on a sanctioned parties list administered by the United Nations, the United Kingdom or the BVI (including the Governor and the BVI Sanctions Unit) or (ii) 50% or more owned or controlled by such a person.

“BVI Sanctions” means, collectively, any applicable laws and regulations pertaining to trade and economic sanctions administered by the United Nations, United Kingdom or the BVI (including the Governor and the BVI Sanctions Unit).

“Class A Shares” means class A ordinary shares of no par value in the Company.

“Class B Shares” means class B ordinary shares of no par value in the Company.

“Closing” or “Closings” means any of the closings taking place on the Initial Closing Date, the 2027 Closing Date or the 2028 Closing Date.

“Company” has the meaning set forth in the preamble.

“Company Assets” means, as of a particular date, the cash or cash equivalents, taxation recoverables and other receivable assets of the Companies, as of such date.

“Company Liabilities” means, as of a particular date, the trade payables, other payables and accrued expenses, and unpaid taxes of the Companies as of such date.

“Company Pre-Closing Assets” means, as of a particular date, the cash or cash equivalents, taxation recoverables and other receivable assets of the Companies, including any Tax Refunds, in each case, attributable to the period prior to the Initial Closing Date and after taking into account any proration with respect to cash or cash equivalents received under license agreements for the applicable period prior to the Initial Closing Date.

“Company Pre-Closing Liabilities” means, as of a particular date, the trade payables, other payables and accrued expenses, and the aggregate amount of unpaid taxes of the Companies, in each case, attributable to the period prior to the Initial Closing Date and after taking into account any proration with respect to liabilities related to cash or cash equivalents received under license agreements for the applicable period prior to the Initial Closing Date.

“Companies” means the Company and all of its Subsidiaries.

“Company Class B Shares” has the meaning set forth in the recitals.

“Competing Offer” means a proposal or offer relating to a Competing Transaction.

“Competing Transaction” means any of the following, other than any such transaction or series of transactions in which UTG is the acquiring party: (a) a merger, consolidation, exchange of securities, reorganization, business combination or other similar transaction involving any of the Company, PLBY, the capital stock of the Company or PLBY; (b) a sale, transfer or other disposition of any material assets of the Company or any Subsidiary (other than a license agreement in the ordinary course of business) or the capital stock of the Company or any Subsidiary in a single transaction or series of related transactions; (c) a sale or transfer of the PLBY IP (other than as contemplated by the Transaction Documents) or any other material Intellectual Property of the Company or any Subsidiary with respect to the PRC; or (d) the entrance into any licensing agreement by any of the Companies that is for a term of longer than five years.

“Control” (including the terms “Controlling”, “Controlled by” and “under common Control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Encumbrance” means any claim, charge, mortgage, security interest, lien, option, hypothecation or other third party rights, retention of title, right of pre-emption, right of first refusal or security interest of any kind or encumbrance on title (including any agreement or commitment to create any of them), other than: (a) statutory liens arising by operation of law in the ordinary course of business for amounts not yet due and payable, and (b) restrictions on transfer arising under this Agreement, the other Transaction Documents, the M&A or Applicable Law.

“Estimated Closing Statement” means a statement that sets forth an estimate, as of the Initial Closing Date, of (i) the Company Assets and Company Liabilities and (ii) the Company Pre-Closing Assets and Company Pre-Closing Liabilities.

“Final Sale” has the meaning set forth in Clause 2.3.

“Fraud” means, with respect to a Party, an actual and intentional misrepresentation of any material representation or warranty made by such Party in this Agreement, with actual knowledge of its falsity and made by such Party for the purpose of inducing the other Party to act, and upon which the other Party justifiably relies with resulting Losses. For the avoidance of doubt, “Fraud” shall not include any claim for equitable fraud, constructive fraud, unfair dealings fraud, fraud by reckless or negligent misrepresentation or any tort based on negligence or recklessness.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination, settlement agreement or award entered by or with any Governmental Authority.

“HK Sanctioned Parties” means, collectively, any Person, its subsidiaries, or their respective directors, officers, employees, or, to such Person’s knowledge, such Person’s or subsidiaries’ agents that is (i) a HK Designated Party or (ii) 50% or more owned or, where relevant under applicable HK Sanctions, controlled, individually or in the aggregate, by one or more HK Designated Party, in each case only to the extent that dealings with such persons are prohibited pursuant to applicable HK Sanctions. “HK Designated Parties” means, collectively, any Person, its subsidiaries, or their respective directors, officers, employees, or, to such Person’s knowledge, such Person’s or subsidiaries’ agents that is (i) organized under the laws of, ordinarily resident in, or located in a country or territory that is the subject of comprehensive HK Sanctions (“HK Restricted Countries”) (ii) 50% or more owned or controlled by the government of a HK Restricted Country; or (iii) designated on a sanctioned parties list administered by the United Nations or Hong Kong.

“HK Sanctions” means, collectively, any applicable laws and regulations pertaining to trade and economic sanctions administered by the United Nations or Hong Kong.

“Initial Closing” means the performance by the Parties of their obligations under and in accordance with Clause 4.1.

“Initial Closing Date” has the meaning set forth in Clause 2.1.

“Initial Closing Distribution” has the meaning set forth in the recitals.

“Insolvency Act” means the Insolvency Act (as amended) of the British Virgin Islands.

“Intellectual Property” means any and all of the following statutory and/or common law rights in any jurisdiction throughout the world: (i) patents (including registrations, reissues, divisional applications or analogous rights, continuations, continuations-in-part, and extensions thereof), patent applications and patent disclosures; (ii) internet domain names, web sites, and social media accounts; (iii) trademarks, service marks, trade dress, trade names, logos and corporate names, and registrations and applications for registration thereof together with all translations, transliterations, adaptations, derivations and combinations thereof and including all of the goodwill associated therewith; (iv) copyrights and copyrightable works (registered or unregistered), moral rights and industrial designs; (v) trade secrets and other confidential information (including ideas, formulas, recipes, compositions, inventions, discoveries or invention disclosures and improvements (whether patentable or unpatentable and whether or not reduced to practice)), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, non-public data and databases, financial and marketing plans and customer and supplier lists and information; (vi) all rights in software; (vii) registrations and applications for any of the foregoing; and (viii) other proprietary, intellectual property and/or industrial rights.

“IP License Agreement” has the meaning set forth in the recitals.

“IP Transfer Agreement” has the meaning set forth in the recitals.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Liens” has the meaning set forth in the IP Transfer Agreement.

“M&A” means the memorandum and articles of association of the Company (as amended).

“Management Services Agreement” has the meaning set forth in the recitals.

“Master License Agreement” means that certain license agreement between the PLBY HK Sub and UTG, in the form attached hereto as Exhibit F.

“Material Adverse Change” means any of the following: (a) PEII sells, assigns, or licenses any of the PLBY IP in any way that conflicts with the transactions contemplated by the IP Transfer Agreement, (b) the PLBY IP is voided or the ownership of the PLBY IP by PEII is materially adversely impacted, (c) the liabilities of the Companies set forth in the Estimated Closing Statement exceed the cash of the Companies set forth in the Estimated Closing Statement, (d) any of the Companies is dissolved or liquidated.

“New M&A” means the memorandum and articles of association of the Company (as amended), in the form attached hereto as Exhibit G.

“ODI Approval” means all outbound direct investment approvals, filings, registrations and reporting required under applicable PRC laws to permit Baotu Brand Management (Fujian) Co., Ltd. (in Chinese: 宝兔品牌管理（福建）有限公司), a company incorporated in the PRC with unified social credit code 91350503MAK3EEWB4A (the “PRC Applicant Entity”), to remit onshore PRC funds offshore in connection with the transactions contemplated by this Agreement, including, (i) the approval from, or filing with, the National Development and Reform Commission or its competent local counterpart in Fujian Province having jurisdiction over the PRC Applicant Entity; (ii) the approval from, or filing with, the Ministry of Commerce or its competent local counterpart in Fujian Province having jurisdiction over the PRC Applicant Entity; and (iii) the completion of all applicable foreign exchange registrations, filings and related procedures with the bank authorized to handle the purchase of foreign currency and the outbound remittance of funds, in each case authorizing or permitting the PRC Applicant Entity to remit offshore an aggregate amount of not less than USD$55,000,000 to UTG, which is intended to cover all amounts required to be paid by UTG to consummate the transactions contemplated by the Transaction Documents.

“Party” or “Parties” has the meaning set forth in the preamble.

“PCL Amendments” means collectively (i) that certain First Amendment to IP License Agreement by and between PLBY HK Sub and Perfect Brand Development (Shanghai) Co., Ltd, in the form attached hereto as Exhibit H, and (ii) that certain First Amendment to IP License Agreement by and between PLBY HK Sub and Perfect Standard Development Limited, in the form attached hereto as Exhibit I.

“PEII License Agreement” mean that certain license agreement between PEII and the Company, in the form attached hereto as Exhibit J.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“PLBY” has the meaning set forth in the preamble.

“PLBY Class B Shares” has the meaning set forth in the recitals.

“PLBY HK Sub” has the meaning set forth in the recitals.

“PLBY IP” has the meaning set forth in the IP Transfer Agreement.

“PLBY Marks” has the meaning set forth in the IP Transfer Agreement.

“PLBY Parent” has the meaning set forth in the recitals.

“PRC” means the People’s Republic of China.

“Registered Agent” means the Company’s registered agent, being Ogier Global (BVI) Limited of Ritter House, Wickhams Cay II, P.O. Box 3170, Road Town, Tortola, VG1110, British Virgin Islands.

“Shareholders Agreement” has the meaning set forth in the recitals.

“Signing Deposit” means USD$9,000,000.

“Subsidiary” of any Person means any corporation, partnership, limited liability company, entity, company, branch office or other organization, whether incorporated or unincorporated, (i) of which such Person or any subsidiary of such Person is a general partner, manager or managing member, (ii) of which such Person or any one or more of its subsidiaries, or such Person and one or more of its subsidiaries, owns a majority of the outstanding equity or voting securities or interests which have by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions of such corporation or other organization or (iii) which such Person, directly or indirectly, Controls.

“Tax Refunds” means the aggregate amount of all tax refunds or credits in lieu of any tax refunds (including any interest paid or credited by a taxing authority with respect thereto) of the Companies relating to any period prior to the Initial Closing.

“Transaction Documents” means, together, this Agreement, the Shareholders Agreement, the Management Services Agreement, the IP License Agreement, the IP Transfer Agreement, the PEII License Agreement, the Brand Support Services Agreement, and the Master License Agreement (and each, a “Transaction Document”).

“US Sanctioned Parties” means, collectively, any Person, its subsidiaries, or their respective directors, officers, employees, or, to such Person’s knowledge, such Person’s or subsidiaries’ agents that is (i) a Designated Party or (ii) 50% or more owned or, where relevant under applicable US Sanctions, controlled, individually or in the aggregate, by one or more Designated Party, in each case only to the extent that dealings with such persons are prohibited pursuant to applicable US Sanctions. “US Designated Parties” means, collectively, any Person, its subsidiaries, or their respective directors, officers, employees, or, to such Person’s knowledge, such Person’s or subsidiaries’ agents that is (i) organized under the laws of, ordinarily resident in, or located in a country or territory that is the subject of comprehensive US Sanctions (“US Restricted Countries”) (ii) 50% or more owned or controlled by the government of a US Restricted Country; or (iii) designated on a sanctioned parties list administered by the United States.

“US Sanctions” means, collectively, any applicable laws and regulations pertaining to trade and economic sanctions administered by the United States.

“UTG” has the meaning set forth in the preamble.

1.2	In this Agreement, unless the context otherwise requires:

(a)	references to this Agreement or any other document include this Agreement or such other document as varied, modified or supplemented in any manner from time to time;

(b)	references to any party shall, where relevant, be deemed to be references to or to include, as appropriate, their respective permitted successors, assigns or transferees;

(c)	references to recitals and Clauses are references to the recitals and Clauses of this Agreement respectively;

(d)	references to any enactment include references to such enactment as re-enacted, amended or extended and any subordinate legislation made from time to time under it;

(e)	references to or suggesting any particular gender or the neuter shall be read as including or referring to the applicable or each applicable gender and/or the neuter;

(f)

any reference to indemnifying any Person against any circumstance includes indemnifying and holding that Person harmless from all actions, claims, demands and proceedings of any nature from time to time made against that Person and all losses, damages, payments, awards, costs or expenses made, suffered or incurred by that Person as a consequence of, or which would not have arisen but for, that circumstance;

(g)	references to US$ are references to the currency of the United States of America; and

(h)	headings are inserted for convenience only and shall be ignored in construing this Agreement.

2.	ISSUE, SALE AND PURCHASE OF SHARES

2.1

Initial Subscription, Issue, Sale and Purchase. On the third Business Day following the date on which all of the conditions to each party’s obligations hereunder have been satisfied or waived (other than conditions to be satisfied at the Initial Closing itself) or such other time and place as UTG and PLBY may mutually agree in writing (such date, the “Initial Closing Date”):

(a)

UTG shall subscribe for, and the Company shall issue and sell to UTG, the Company Class B Shares free and clear of all Encumbrances for aggregate consideration of the previously paid Signing Deposit plus US$2,997,000.00; and

(b)	UTG shall purchase from PLBY, and PLBY shall sell and transfer to UTG, 334 PLBY Class B Shares free and clear of all Encumbrances for aggregate consideration of US$3,006,000.00.

2.2

Second Sale and Purchase. On January 4, 2027 (the “2027 Closing Date”), subject to Clause 4.2, UTG shall purchase from PLBY, and PLBY shall sell and transfer to UTG, 1,667 PLBY Class B Shares free and clear of all Encumbrances for a purchase price of US$15,003,000.00 (the “Second Sale”).

2.3

Final Sale and Purchase. On January 4, 2028 (the “2028 Closing Date”), subject to Clause 4.3, UTG shall purchase from PLBY, and PLBY shall sell and transfer to UTG, 1,666 PLBY Class B Shares free and clear of all Encumbrances for a purchase price of US$14,994,000.00 (the “Final Sale”).

2.4

If, between the Effective Date and the 2028 Closing Date, the outstanding issued shares of the Company shall have been changed into a different number of shares or a new or different class or classes of shares by reason of any stock dividend, subdivision, reorganization, reclassification, recapitalization, stock split, reverse stock split, combination or exchange of shares, or any similar event shall have occurred, then the number of Class B Shares that are to be sold by PLBY to UTG hereunder and the other applicable terms shall be equitably adjusted, without duplication, to proportionally and appropriately reflect such change.

3.	CONSIDERATION

The total aggregate consideration payable by UTG for the Company Class B Shares and the PLBY Class B Shares is US$45,000,000, comprised of the following: the Signing Deposit, which is payable on the date hereof (which will then be immediately distributed to PB Global Acquisition Corp); US$2,997,000.00 which is payable to the Company at the Initial Closing (which will then be immediately distributed to PB Global Acquisition Corp); US$3,006,000.00 which is payable to PLBY at the Initial Closing; US$15,003,000.00 which is payable to PLBY on the 2027 Closing Date; and US$14,994,000.00 which is payable to PLBY on the 2028 Closing Date, in each case, in accordance with Clauses 4.1, 4.2 and 4.3, as applicable.

4.	COMPLETION

4.1	Initial Closing. Subject to the provisions of this Clause 4.1, on the Initial Closing Date, or on such other date as provided below:

(a)

PLBY and Company shall deliver to UTG: resolutions of the board of directors of the Company and the shareholder of the Company approving (i) the issuance of Class B Shares to UTG (ii) the transfer of the relevant number of PLBY Class B Shares to UTG, (iii) the Initial Closing Distribution, and (iv) the adoption by the Company of the New M&A with effect from the Initial Closing in replacement of (and in full substitution for) its current memorandum and articles of association.

(b)	UTG shall deliver to the Company a duly executed share subscription letter in respect of the Company Class B Shares, in the form attached hereto as Exhibit K.

(c)	PLBY shall deliver to UTG a duly executed share transfer instrument in respect of 334 PLBY Class B Shares, in the form attached hereto as Exhibit L.

(d)

PLBY and Company shall deliver to UTG, as of one Business Day prior to the Initial Closing Date, (i) a copy of the register of the members of the Company reflecting that the only shareholder of the Company is PLBY, owning 5,000 Class A Shares and 3,667 Class B Shares, (ii) a copy of the register of directors of the Company reflecting only the PLBY Directors (as defined in the Shareholders Agreement), and (iii) a blank copy of the register of charges of the Company.

(e)

upon or as soon as reasonably practicable following Initial Closing, PLBY and the Company shall deliver to UTG, subject to UTG having made the payments required under Clause 4.1(f), an agreed upon copy of the Company’s register of members as updated to record (i) the issuance of the Company Class B Shares to UTG and (ii) the transfer of 334 PLBY Class B Shares from PLBY to UTG, in each case, as registered in book entry form in the name of UTG, on the Company’s register of members, free and clear of any Encumbrances or other restrictions (other than those created by or imposed by UTG, including any security interest that UTG has provided under the Shareholders Agreement).

(f)

UTG shall subscribe for the Company Class B Shares and shall pay or cause to be paid US$2,997,000.00 to the Company for the purchase of the Company Class B Shares and US$3,006,000.00 PLBY for the purchase of 334 PLBY Class B Shares, in each case, in immediately available funds to the accounts designated in writing by PLBY.

(g)	UTG shall deliver to the Company a duly executed letter of consent from each person nominated by UTG to be appointed as a director of the Company with effect from the Initial Closing.

(h)

upon or as soon as reasonably practicable following Initial Closing, PLBY and the Company shall deliver to UTG a copy of the Company’s register of directors as updated to record the appointment of each person nominated by UTG (as set out in Clause 4.1(g)) as a director of the Company.

(i)	PLBY shall deliver evidence of the release of any and all Encumbrances against the Company or against any of the Company Class B Shares or PLBY Class B Shares being transferred at the Initial Closing.

(j)

PLBY and the Company shall deliver to UTG a letter, in agreed form, duly executed by the Company and addressed to and acknowledged by its Registered Agent, advising the Registered Agent of (among other things) the changes to the Company’s shareholders and directors (as at Initial Closing).

(k)

PLBY shall deliver to UTG a payment direction letter, in the form attached hereto as Exhibit M, which includes wire instructions with respect to all payments to be made by UTG hereunder on the Initial Closing Date and includes the amount to be paid directly to any lender, along with wire instructions for such lender.

(l)	PLBY shall deliver to UTG the Shareholders Agreement executed by PLBY, PLBY Parent, and the Company, and UTG shall deliver to PLBY the Shareholders Agreement executed by UTG.

(m)	PLBY shall deliver to UTG the Management Services Agreement executed by the Company and UTG shall deliver to PLBY the Management Services Agreement executed by UTG.

(n)	PLBY shall deliver to UTG the fully executed IP Transfer Agreement;

(o)	PLBY shall deliver to UTG the fully executed PEII License Agreement.

(p)	PLBY shall deliver to UTG the fully executed IP License Agreement.

(q)	PLBY shall deliver to UTG the fully executed PCL Amendments.

(r)	PLBY shall deliver to UTG the Brand Support Services Agreement executed by PEII and UTG shall deliver to PLBY the Brand Support Services Agreement executed by UTG.

(s)	PLBY shall deliver to UTG the Master License Agreement executed by PLBY HK Sub and UTG shall deliver to PLBY the Master License Agreement executed by UTG.

(t)

PLBY shall confirm to UTG that the New M&A have been filed with the Registry of Corporate Affairs and, as soon as reasonably practicable following the Initial Closing and in any event within one Business Day of receipt thereof from the Registry of Corporate Affairs, shall deliver to UTG the filed New M&A.

(u)

PLBY shall deliver to UTG a certificate, executed by an authorized officer of PLBY, certifying that all of the representations and warranties of (x) PLBY set forth in (i) Clause 5 (other than Clause 5.3(b)) are true and correct in all respects; (ii) Clause 5.3(b) are true and correct in all material respects, and (y) the Company set forth in (i) Clauses 6.1, 6.2, 6.3, 6.4 and 6.5, are true and correct in all respects other than for inaccuracies that are individually or in the aggregate de minimis, and (iii) Clauses 6.6, 6.7, 6.11, 6.12(b) and 6.15 are true and correct in all material respects; in each case, as of the date of the Initial Closing Date as though made on and as of such time.

(v)

UTG shall deliver to PLBY a certificate, executed by an authorized officer of UTG, certifying that all of the representations and warranties of UTG set forth in Clauses 7.2 and 7.4 are true and correct in all respects other than for inaccuracies that are individually or in the aggregate de minimis; in each case, as of the date of the Initial Closing Date as though made on and as of such time.

(w)

At least three Business Days prior to the Initial Closing Date, PLBY shall deliver to UTG the Estimated Closing Statement, which must have an aggregate amount of cash of the Companies set forth in the Estimated Closing Statement that is greater than the aggregate amount of liabilities of the Companies set forth in the Estimated Closing Statement.

(x)

PLBY shall deliver to UTG an updated Schedule 6.12(b) listing all of the agreements or instruments binding upon the Companies (“Updated Contracts Schedule”), which such Updated Contracts Schedule shall not include any new Contracts with a term longer than five years.

(y)	PLBY shall deliver evidence of the delivery of the notice of termination to CT Licensing (Shanghai) Limited that terminated the Agency Agreement; and

(z)	All Shares purchased under this Agreement shall be subject to the terms and conditions of the Shareholders Agreement.

(aa)

PLBY shall deliver an executed agreement (the “Partial Release”) providing for the release of the Liens on the PLBY IP by PLBY Parent’s secured lender promptly following receipt by PLBY Parent’s secured lender of USD$18,333,000 as an agreed prepayment of the loans, a portion of which such payment will be paid with the proceeds of the consideration payable by UTG under this Agreement in connection with the Second Closing, and a portion of which will be paid by PLBY at least two Business Days prior to the Second Closing.

4.2	Second Closing. Subject to the provisions of this Clause 4.2, on the 2027 Closing Date, or on such other date as provided below:

(a)	PLBY shall deliver to UTG a duly executed share transfer instrument in respect of the applicable amount of PLBY Class B Shares.

(b)

upon or as soon as reasonably practicable following Initial Closing, PLBY and the Company shall deliver to UTG, subject to UTG having made the payment required under Clause 4.2(c), a copy of the Company’s register of members as updated to record the transfer of 1,667 PLBY Class B Shares from PLBY to UTG, as registered in book entry form in the name of UTG, on the Company’s register of members, free and clear of any Encumbrances or other restrictions (other than those created by or imposed by UTG, including any security interest that UTG has provided under the Shareholders Agreement).

(c)

To the extent not otherwise evidenced by the Partial Release and the deliverables delivered under Clauses 4.2(g) and 4.2(h), PLBY shall deliver (i) to the extent Encumbered as of the 2027 Closing Date, evidence of the release of any and all Encumbrances against the PLBY Class B Shares being transferred at the Second Closing, and (ii) evidence of the release of the Liens on the PLBY IP, in each case, in a form reasonably satisfactory to UTG.

(d)

UTG shall pay or cause to be paid US$15,003,000.00 to PLBY for the purchase of the applicable number of PLBY Class B Shares, in immediately available funds to the account(s) designated in writing by PLBY prior to the 2027 Closing Date.

(e)

PLBY shall deliver to UTG a certificate, executed by an authorized officer of PLBY, certifying that all of the representations and warranties of PLBY set forth in (i) Clause 5 (other than Clause 5.3(b)) are true and correct in all respects, and (ii) Clause 5.3(b) are true and correct in all material respects, in each case, as of the date of the 2027 Closing Date as though made on and as of such time.

(f)	PLBY and Company shall deliver to UTG resolutions of the board of directors of the Company approving the transfer of the relevant number of PLBY Class B Shares to UTG.

(g)	At least two Business Days prior to the 2027 Closing Date, PLBY shall deliver to UTG evidence of payment of US$3,333,000 to PLBY Parent’s secured lender.

(h)

PLBY Parent shall deliver to UTG a certificate, executed by an authorized officer of PLBY Parent, certifying that (i) all conditions precedent to the release of the Liens on the PLBY IP by PLBY’s secured lender pursuant to the Partial Release have been satisfied, or will be satisfied substantially concurrently with consummation of the Second Sale, and (ii) no Event of Default (as defined in the Partial Release) has occurred and is continuing.

4.3	Final Closing. Subject to the provisions of this Clause 4.3, on the 2028 Closing Date, or on such other date as provided below:

(a)	PLBY shall deliver to UTG a duly executed share transfer instrument in respect of the applicable amount of PLBY Class B Shares.

(b)

upon or as soon as reasonably practicable following Initial Closing, PLBY and the Company shall deliver to UTG, subject to UTG having made the payment required under Clause 4.3(c), a copy of the Company’s register of members as updated to record the transfer 1,666 PLBY Class B Shares from PLBY to UTG, as registered in book entry form in the name of UTG, on the Company’s register of members, free and clear of any Encumbrances or other restrictions (other than those created by or imposed by UTG, including any security interest that UTG has provided under the Shareholders Agreement).

(c)	To the extent not previously delivered, PLBY shall deliver evidence of the release of any and all Encumbrances against the PLBY Class B Shares being transferred at the Final Closing.

(d)

UTG shall pay or cause to be paid US$14,994,000.00 to PLBY for the purchase of the applicable number of PLBY Class B Shares, in immediately available funds to the account(s) designated in writing by PLBY prior to the 2028 Closing Date.

(e)

PLBY and the Company shall deliver to UTG a letter, in a reasonably agreed form, duly executed by the Company and addressed to and acknowledged by its Registered Agent, updating the “client of record” from whom the Registered Agent will take instructions.

(f)

PLBY and the Company shall deliver to UTG a copy of the Company’s register of directors as updated to record the appointment of each person nominated by UTG (as set out in Clause 4.3(g)) as a director of the Company.

(g)	UTG shall deliver to the Company a duly executed letter of consent from each person nominated by UTG to be appointed as an additional director of the Company with effect from the Final Closing.

(h)

PLBY shall deliver to UTG a certificate, executed by an authorized officer of PLBY, certifying that all of the representations and warranties of PLBY set forth in (i) Clause 5 (other than Clause 5.3(b)) are true and correct in all respects, and (ii) Clause 5.3(b) are true and correct in all material respects, in each case, as of the date of the 2028 Closing Date as though made on and as of such time.

(i)	PLBY and Company shall deliver to UTG resolutions of the board of directors of the Company approving the transfer of the relevant number of PLBY Class B Shares to UTG.

4.4

Early Completion. At any time prior to the 2027 Closing Date or 2028 Closing Date, as applicable, UTG may give PLBY written notice of its desire to consummate the Second Sale and/or Final Sale in advance of the 2027 Closing Date or 2028 Closing Date, as applicable, and in such event, the 2027 Closing Date or 2028 Closing Date, as applicable, shall be deemed to be such earlier date, and the Second Sale and/or Final Sale, as applicable, shall be consummated upon the earlier date proposed by UTG in such notice, which such date must not be earlier than 10 Business Days after the date of delivery of such notice (unless otherwise expressly agreed to in writing by PLBY). Such notice shall contain confirmation that UTG is prepared to fund the applicable purchase price on such earlier date.

4.5

Payment of Consideration. All payments by UTG under this Agreement shall be made in full without set-off, counterclaim, deduction or withholding. All transfer, documentary, stamp, registration, sales, use and similar taxes imposed in connection with the transactions contemplated by this Agreement shall be borne 50% by UTG and 50% by PLBY. In the event that UTG fails to pay any portion of the aggregate consideration when due, PLBY, at its election, may, as its sole and exclusive remedy, (a) terminate the applicable subsequent Closing(s), (b) retain all consideration previously paid without prejudice to its rights and (c) exercise remedies under the Shareholders Agreement including exercising its right with respect to any security interest set forth therein on the terms and conditions set forth therein.

4.6	True-Up.

(a)

On or prior to June 30, 2026, the Company shall prepare and deliver to UTG and PLBY a closing statement (the “Closing Statement”) that sets forth (i) the Company Assets and the Company Liabilities, (ii) the Company Pre-Closing Assets and the Company Pre-Closing Liabilities, and (iii) the Adjustment Amount, in each case as of the Initial Closing Date. The Final Closing Statement shall be prepared in good faith and consistent with this Agreement.

(b)

Following UTG’s receipt of the Closing Statement and until the calculations are finally determined pursuant to this Clause 4.6, UTG and its representatives and agents shall be permitted to review the Company’s (and to the extent necessary, PLBY Parent and/or PLBY’s) books and records used by the Company in its preparation of the Closing Statement and determination of the calculations. The Closing Statement shall become final and binding upon the parties 30 days following UTG’s receipt thereof, unless UTG gives written notice of its disagreement (“Notice of Disagreement”) to the Company and PLBY prior to such date. If a timely Notice of Disagreement is received by the Company and PLBY, then the Closing Statement (as revised in accordance with clause (i) or (ii) below) shall become final and binding upon the parties on the earliest of (i) the date the parties hereto resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement or (ii) the date all matters in dispute are finally resolved in writing by the Accounting Firm (as defined below). During the 30 days following delivery of a Notice of Disagreement, the Company, PLBY and UTG shall seek in good faith to resolve in writing any differences which they may have with respect to the matters specified in the Notice of Disagreement. At the end of such 30-day period, UTG and PLBY shall submit to a mutually agreed upon accounting firm (the “Accounting Firm”) for review and resolution of all matters (but only such matters) which remain in dispute, and the Accounting Firm shall make a final determination of the calculations in accordance with the guidelines and procedures set forth in this Agreement. The Company, PLBY, and UTG will provide reasonable cooperation to the Accounting Firm during the term of its engagement. The Accounting Firm’s determination of the calculations shall be based solely on written presentations submitted by the Company, PLBY, and UTG which are in accordance with the guidelines and procedures (including the definitions) set forth in this Agreement (i.e., not on the basis of an independent review). The Closing Statement shall become final and binding on the parties on the date the Accounting Firm delivers its final resolution in writing to the parties (which the Accounting Firm shall be instructed to deliver not more than 30 days following submission of such disputed matters). The fees and expenses of the Accounting Firm shall be borne by the Company. The Closing Statement, as finally determined in accordance with this Clause 4.6, is referred to herein as the “Final Closing Statement.”

(c)

If the Adjustment Amount as set forth in the Final Closing Statement is a positive number, the Company shall pay to PLBY within 30 days of the finalization of the Final Closing Statement, an amount equal to the Adjustment Amount by wire transfer, in immediately available funds to an account designated by PLBY in writing in advance. If the Adjustment Amount as set forth in the Final Closing Statement is a negative number, PLBY shall pay, within 30 days of the finalization of the Final Closing Statement, to the Company an amount equal to the absolute value of the Adjustment Amount, and, such payment shall be in immediately available funds to an account designated by the Company in writing in advance. In the event the Adjustment Amount as set forth in the Final Closing Statement is a negative number and PLBY fails to make the payment required by it within such 30-day period, the Company may set off such amount against the next applicable payment of the Minimum Distribution Amount (as defined in the Shareholders Agreement).

(d)

For purposes of this Clause 4.6, “Adjustment Amount” means an amount equal to the Company Pre-Closing Assets as of the Initial Closing Date less the Company Pre-Closing Liabilities as of Initial Closing Date.

4.7

Signing Deposit. Upon execution of this Agreement by all Parties on the Effective Date, UTG shall pay, in immediately available funds to the account(s) designated in writing by PLBY, the Signing Deposit to the Company.

5.	REPRESENTATIONS AND WARRANTIES IN RESPECT OF PLBY

PLBY represents and warrants to UTG that the statements in this Clause 5 are true and correct as of the date hereof, the Initial Closing Date, the 2027 Closing Date, and the 2028 Closing Date:

5.1

Incorporation, Good Standing, Corporate Power and Qualification. PLBY is a BVI business company with limited liability duly incorporated, validly existing and in good standing under the Laws of the BVI and has all requisite corporate power and authority to carry on its business as now conducted and as presently proposed to be conducted. PLBY is duly qualified to transact business and is in good standing in each jurisdiction in which the failure so to qualify would have a material adverse effect on its business or properties.

5.2

Authorization. This Agreement has been duly authorized by the board of directors of PLBY. PLBY has full power and authority to enter into and perform this Agreement. This Agreement, when executed and delivered by PLBY, shall constitute a valid and legally binding obligation of PLBY, enforceable against PLBY in accordance with its terms except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other Laws of general application affecting enforcement of creditors’ rights generally, and as limited by Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

5.3

No Conflicts. The execution, delivery and performance by PLBY of the Transaction Documents, and the transfer and sale of the PLBY Class B Shares being sold to UTG hereunder, will not (a) violate the constitutional documents of PLBY, (b) violate any Law or Governmental Order applicable to PLBY or (c) require the consent, notice or other action by any Person under, violate or conflict with, or result in the acceleration or termination of any material contract.

5.4

Shares. PLBY is the beneficial and sole legal owner of the PLBY Class B Shares being sold to UTG and has good and valid title to such shares, free and clear of all Encumbrances (other than those created by or imposed by UTG, including any security interest that UTG has provided under the Shareholders Agreement). PLBY has full power and authority to sell and transfer the PLBY Class B Shares to UTG pursuant to this Agreement, and no consent, approval, waiver or notice is required in connection therewith. The PLBY Class B Shares are duly authorized and validly issued, fully paid up and nonassessable and, when sold and delivered in accordance with the terms of this Agreement, will not be subject to any preemptive or similar rights, and will be free of restrictions on transfer other than restrictions under the Shareholders Agreement, the M&A, and Applicable Law. The sale and transfer of the PLBY Class B Shares pursuant to this Agreement will not violate and will not give rise to any rights of first refusal, co-sale rights, tag-along rights or similar rights of any Person.

5.5	Sanctions. Neither PLBY, nor any of its officers, directors, employees, agents, stockholders or partners, is a US Sanctioned Party or a BVI Sanctioned Party.

5.6

No Other Representations. Except for the representations and warranties expressly set forth in this Clause 5 and in Clause 6, PLBY does not make any express or implied representation or warranty with respect to PLBY, the Company or its or their respective Affiliates or their respective businesses, operations, assets, liabilities or condition (financial or otherwise).

6.	REPRESENTATIONS AND WARRANTIES IN RESPECT OF THE COMPANIES

PLBY and the Company represent and warrant to UTG that the statements in this Clause 6 are true and correct as of the date hereof:

6.1

Organization, Good Standing, Corporate Power and Qualification. The Companies are duly organized or incorporated, validly existing and in good standing under the Laws of their jurisdiction of organization or incorporation and have all requisite power and authority to carry on their business as now conducted and as contemplated by the Transaction Documents. The Company is a BVI business company with limited liability which has been in continuous and valid existence since its incorporation and has the power to own its assets and carry on its business as it is being conducted. The Companies are duly qualified to transact business and are in good standing in each jurisdiction in which they are required to be so qualified.

6.2

Capitalization. Immediately prior to the issuance of the Company Class B Shares, the Company is authorized to issue up to 50,000 ordinary shares of no par value, of which 5,000 Class A Shares are issued and outstanding and 3,667 Class B Shares are issued and outstanding. All issued and outstanding equity securities of the Companies have been duly authorized and are validly issued, fully paid and nonassessable. Except as expressly contemplated by this Agreement or the Transaction Documents, there are no outstanding or authorized options, warrants, convertible securities, subscription rights, equity appreciation rights, phantom equity, profit interests or other rights or agreements of any kind (whether or not currently exercisable or contingent) that require or may require the issuance, sale or transfer of any equity securities of any of the Companies, or that grant any Person the right to vote, participate in profits, or receive distributions with respect to any equity securities of any of the Companies. There are no outstanding obligations of any of the Companies to repurchase, redeem or otherwise acquire any equity securities of any of the Companies.

6.3

Subsidiaries. Other than the Company’s direct Subsidiaries, PLBY HK Sub and Perfect Standard Development Limited, a company organized under the Laws of Hong Kong, and the Company’s indirect Subsidiary, Perfect Brand Development (Shanghai) Co., Ltd., a company organized under the Laws of the People’s Republic of China, none of the Companies own or have ever owned any Subsidiary or any interest in any other corporation, partnership, limited liability company, unincorporated organization, trust, association or other entity. PLBY HK Sub is authorized to issue up to 100 ordinary shares of which all are issued and outstanding, all of which are issued to the Company. Perfect Standard Development Limited is authorized to issue up to one ordinary share which is issued and outstanding, and which is issued to the Company. Perfect Brand Development (Shanghai) Co., Ltd. has registered capital of RMB1,500,000 all of which has been subscribed for by Perfect Standard Development Limited.

6.4

Authorization. This Agreement and the Company Class B Shares to be issued and sold to UTG at the Initial Closing have been duly authorized by the board of directors of the Company. The Company has full power and authority to enter into and perform this Agreement. This Agreement, when executed and delivered by the Company, shall constitute a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other Laws of general application affecting enforcement of creditors’ rights generally, and as limited by Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

6.5

Valid Issuance of Shares. The Company Class B Shares that are being issued to UTG, when issued and delivered in accordance with the terms of this Agreement, will be duly and validly issued, fully paid and nonassessable, will not be subject to any preemptive or similar rights, and will be free of restrictions on transfer other than restrictions on transfer under the Shareholders Agreement, the M&A, Applicable Law and liens or encumbrances created by or imposed by UTG, including any security interest that UTG has provided under the Shareholders Agreement.

6.6

No Conflicts. The execution, delivery and performance by the Companies of the Transaction Documents to which any of them is a party will not (a) violate the organizational or constitutional documents of the Companies, (b) violate any Law or Governmental Order applicable to the Companies or (c) except as set forth on Schedule 6.6, require the consent, notice or other action by any Person under, violate or conflict with, or result in the acceleration or termination of any agreement or instrument binding upon any of the Companies.

6.7

Intellectual Property. The Company will be the owner of all right, title and interest, including all intellectual property rights, in the PLBY IP concurrent with the consummation of the Second Sale. Effective concurrent with the consummation of the Second Sale, the Company will own the PLBY IP free and clear of all Liens, except for solely administrative steps which may be required to be taken with Governmental Authorities following such date to formally remove such Liens. The Companies have the right to grant the licenses and sublicenses contemplated by the Transaction Documents. Neither the conduct of the business as previously conducted by the Company’s affiliates in Mainland China, Hong Kong and Macau (collectively, the “Territory”) nor the PLBY IP, infringes, misappropriates or otherwise violates the intellectual property rights of any third party in the Territory. There is no pending or, to the Company’s or PLBY’s knowledge, threatened, claim or proceeding against the Company for infringement, or challenging the ownership of, or right to use or license the PLBY IP, or related to the Company’s use or licensing of the PLBY IP, in each case, in the Territory. None of PLBY, the Company nor its affiliates has received any written or oral notice from any third party claiming any violation, infringement or misappropriation of a third party’s intellectual property rights in the Territory by PLBY or its Affiliates or the Company; provided that any non-use cancellation filings against any PLBY Marks shall not be considered claims or proceedings as used herein. Other than oppositions to attempted filings and non-use cancellations, and anti-counterfeiting enforcement handled by a third party vendor, there are no threatened or pending claims brought by PLBY or its Affiliates or the Company against a third party for infringement, violation, or misappropriation of the PLBY IP in the Territory by a third party’s intellectual property rights, or challenging or questioning the validity or enforceability of any PLBY IP. The continued use, exploitation, and commercialization of the PLBY IP by the Company in the same manner as such PLBY IP was used, exploited and commercialized by the Company’s affiliates prior to the date hereof will not infringe, misappropriate, or otherwise violate any intellectual property rights or other rights of any Person, nor require any additional consent, approval, license or payment to any Person, except for Governmental Authorities for the purpose of re-registering the PLBY IP in the name of the Company following the date of the Agreement to complete the formal transfer of the PLBY as contemplated by the IP Transfer Agreement. The PLBY IP is sufficient in all material respects for the continued conduct of the business of the Companies as previously conducted by the Companies and their affiliates in the Territory. None of the Companies is party to any agreement that restricts its ability to license or sublicense the PLBY IP in the manner contemplated by the Transaction Documents. None of the Companies owns, or has ever owned, any Intellectual Property except for the PLBY IP.

6.8

Assets. The Company does not own any assets other than (i) cash, (ii) the asset set forth on Schedule 6.8, (iii) effective concurrent with the consummation of the Second Sale, the PLBY IP and the IP License Agreement, (iv) 100% of the equity of PLBY HK Sub, (v) 100% of the equity of Perfect Standard Development Limited (“PSDL”), and (v) indirectly through PSDL, 100% of the equity of Perfect Brand Development (Shanghai) Co., Ltd., a company organized under the laws of the Peoples Republic of China.

6.9	Sanctions. Neither the Company, nor any of its officers, directors, employees, agents, stockholders or partners, is a BVI Sanctioned Party.

6.10	Financial Statements; Liabilities.

(a)

Schedule 6.10(a) includes an estimated consolidated balance sheet of the Companies as of the date that is three Business Days prior to the Effective Date (the “Financial Statements”). The Financial Statements (i) represent the Company’s good faith estimates as of such date, (ii) have been prepared from and are consistent with the books and records of the Companies and (iii) fairly present in all material respects the financial position of the Companies and results of its operations in each case. As of the date hereof, the total cash of the Companies is greater than the aggregate accrued liabilities of the Companies.

(b)

Except as expressly contemplated by the Transaction Documents, or as set forth on Schedule 6.10(b), other than the obligations of the Companies under the contracts disclosed on Schedule 6.10(b)., there are no liabilities or obligations of any kind whatsoever, whether direct, indirect, accrued, contingent or absolute, and whether or not determined or determinable, to which the Companies will be subject following the consummation of the transactions contemplated hereby, which are equal to or greater than $10,000 individually or in the aggregate.

6.11	Solvency.

(a)

The Company is not insolvent within the meaning of the Insolvency Act and the Company has not taken any action nor have any steps been taken or legal proceedings been started or threatened in writing against the Company for:

(i)	winding up, dissolution, reconstruction or reorganisation; or

(ii)	the appointment of a liquidator, receiver, administrative receiver, administrator, trustee or similar officer of it or of any or all of its assets.

(b)

The Company has not been party to or interested in any transaction with any third party which could constitute and/or is likely to constitute (in whole or in part) a transaction at an undervalue, an unfair preference, a voidable floating charge or an extortionate credit transaction under Part VIII of the Insolvency Act.

(c)

The PLBY Class B Shares are not, and do not represent, assets which were or are the subject of a transfer at an undervalue (within the meaning of section 246 of the Insolvency Act or of any analogous legislation in any relevant jurisdiction) within the past five years.

6.12	Operations.

(a)

Except as set forth on Schedule 6.12(a), the Companies do not own or lease, nor have they ever owned or leased, any real property, and they do not have and have never had any interest in any shares, debt obligations or other securities of any corporate entity which has an interest in land in the BVI.

(b)	The Companies are and have been in compliance in all material respects with all Applicable Laws (including, in respect of the Company, the Laws of the BVI).

(c)

The Companies do not have, nor have they ever had, any employees. The Companies do not have any indebtedness. The Companies are not party to any agreement or instrument binding upon the Companies other than those set forth on Schedule 6.12(c) (whether or not actually listed on such schedule, the “Contracts”). The Companies own all licenses and permits necessary to operate the business as previously conducted by the Companies. There is no, and for during the last three years there has not been any, action, suit, arbitration, investigation or proceeding pending or, to the Company’s knowledge, threatened in writing against any of the Companies.

6.13

Insurance. Schedule 6.13 contains a true and complete list of all insurance policies to which any of the Companies is a party or which provide coverage to or for the benefit of or with respect to the Companies or any director or officer of any of the Companies in his or her capacity as such.

6.14

Related Party Transactions. No officer, director, or equity holder, or controlled affiliate, or to the knowledge of PLBY, any affiliate, of any of the Companies or PLBY, or any individual related by blood, marriage or adoption to any such individual or any entity in which any such Person or individual owns any beneficial interest, is a party to any contract or transaction with or is indebted to or is owed amounts from any of the Companies or any of the Companies’ customers or suppliers or has any interest in any assets or property used by any of the Companies (including any Intellectual Property).

6.15	Statutory Compliance in respect of the Company.

(a)

All returns (inclusive of the annual return required to be filed pursuant to the BVI Companies Act), particulars, resolutions and documents required by the BVI Companies Act, the BVI BOSS Act, the BVI ES Act or any other legislation to be filed with the BVI Registrar of Corporate Affairs, the Financial Services Commission in the BVI, or any other authority in respect of the Company or the Registered Agent have been duly filed and are materially correct.

(b)

Due compliance has been made in all material respects with the provisions of the BVI Companies Act and other legal requirements in connection with the incorporation or formation of the Company, the issue and allotment of shares, debentures and other securities, the payment of dividends and conduct of business by the Company.

(c)

The Company’s register of members, register of directors, register of charges and the other statutory books and records (financial and otherwise) of the Company have in all material respects been properly kept in accordance with the BVI Companies Act and contain in all material respects a true and accurate record of all matters required to be entered therein.

(d)

The Company does not carry on any business or activity which requires the Company to be authorised, licensed, registered or recognised under regulatory legislation (as defined in the Financial Services Commission Act (as amended) of the BVI).

(e)

The Company’s filing record with the BVI Registrar of Corporate Affairs is up to date and reflects all documents that have been submitted by, or on behalf of, the Company with the BVI Registrar of Corporate Affairs. All annual fees due and payable to the BVI Registrar of Corporate Affairs and the Registered Agent have been paid in full.

(f)	The Company has not received any correspondence, information requests or notices from the BVI International Tax Authority.

6.16

No Other Representations & Warranties. Except for the representations and warranties of the Company expressly set forth in this Clause 6, the Company does not make any express or implied representation or warranty with respect to the Company or its Affiliates or their respective businesses, operations, assets, liabilities or condition (financial or otherwise).

7.	REPRESENTATIONS AND WARRANTIES OF UTG

UTG represents and warrants to PLBY and the Company that the statements in this Clause 7 are true and correct as of the date hereof, the Initial Closing Date, the 2027 Closing Date, and the 2028 Closing Date:

7.1

Organization, Good Standing, Corporate Power and Qualification. UTG is a company duly organized, validly existing and in good standing under the laws of Hong Kong and has all requisite corporate power and authority to carry on its business as now conducted and as presently proposed to be conducted. UTG is duly qualified to transact business and is in good standing in each jurisdiction in which the failure so to qualify would have a material adverse effect on its business or properties.

7.2

Authorization. This Agreement has been duly authorized by the board of directors of UTG. UTG has full power and authority to enter into this Agreement. This Agreement, when executed and delivered by UTG, shall constitute a valid and legally binding obligation of UTG, enforceable against UTG in accordance with its terms except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and other Laws of general application affecting enforcement of creditors’ rights generally, and as limited by Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

7.3

No Conflicts. The execution, delivery and performance by UTG of the Transaction Documents to which it is a party will not (a) violate the organizational documents of UTG, (b) violate any Law or Governmental Order applicable to UTG or (c) require the consent, notice or other action by any Person under, violate or conflict with, or result in the acceleration of any material contract.

7.4

Solvency. Subject to required government approvals, UTG has, and will have at the Initial Closing Date, the 2027 Closing Date and the 2028 Closing Date, sufficient funds on hand or immediately available to pay the applicable consideration with respect to each Closing pursuant to Clauses 4.1, 4.2 and 4.3 above. Upon consummation of the transactions contemplated by this Agreement and the Transaction Documents, at and immediately after each of the Initial Closing Date, 2027 Closing Date and 2028 Closing Date, UTG will (a) be able to pay its respective debts as they become due and (b) have adequate capital to carry on its obligations provided in the Management Services Agreement.

7.5	Sanctions. Neither UTG, nor any of its officers, directors, employees, agents, stockholders or partners, is a US Sanctioned Party or a HK Sanctioned Party.

7.6

No Other Representations & Warranties. Except for the representations and warranties of UTG expressly set forth in this Clause 7, UTG does not make any express or implied representation or warranty with respect to UTG or its Affiliates or their respective businesses, operations, assets, liabilities or condition (financial or otherwise).

8.	PRE-CLOSING COVENANTS

8.1

Conduct of the Business Pending the Initial Closing Date. PLBY, PLBY Parent, and the Company agree that, except as required by this Agreement or otherwise consented to or approved in writing by UTG during the period commencing on the Effective Date and ending on the earlier of the Initial Closing Date and the termination of this Agreement, the Company will (and PLBY and PLBY Parent will cause the Company to):

(a) operate the Business in the ordinary course of business;

(b) maintain the PLBY IP, in the usual, regular and ordinary manner, on a basis consistent with prior years, including, use of its reasonable discretion with respect to responses to oppositions to attempted filings and non-use cancellations, and the continued outsourcing of anti-counterfeiting enforcement to PLBY’s third-party vendor(s);

(c) maintain the Companies’ books, accounts and records relating to the Business in the usual, regular and ordinary manner, on a basis consistent with prior years;

(d) not enter into any employment or consulting arrangement which is not terminable without liability by the Company on 30 days’ notice or less;

(e) (i) not create, incur or assume any indebtedness (including obligations in respect of capital or finance leases) other than trade payables in the ordinary course of business, (ii) not create, incur, or assume any Encumbrances or Liens on any of the equity or assets of the Company or any Subsidiaries, other than any Encumbrance or Lien being formally contested or is otherwise individually or in the aggregate de minimis to the Business, and (iii) not assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligation of any other Person other than trade payables in the ordinary course of business, nor make any loans, advances or capital contributions to any other Person;

(f) not sell, transfer, or otherwise dispose of any of the Companies’ properties or assets (real, personal or mixed, tangible or intangible) excluding any Intellectual Property, except (i) as otherwise disclosed in the Disclosure Schedules or (ii) in the ordinary course of business consistent with past practice;

(g) not sell, transfer, or otherwise dispose of any of the Companies’ Intellectual Property, except (i) for license agreements entered into or amended in the ordinary course of business provided that such license agreements shall be for a term of less than five years and the Company shall notify UTG in writing at least five days prior to entering into any new or amended license agreement or (ii) as otherwise disclosed in the Disclosure Schedules with respect to the termination of certain license agreements;

(h) not enter into any Contract that would be required to be listed on Schedule 8.1(i) if entered into prior to the date hereof, unless such agreement is a licensing agreement entered into in the ordinary course of business for a term of less than five years, and the Company notifies UTG at least five days in advance of entering into such licensing agreement;

(i) except as required herein or in the ordinary course of business, consistent with past practice, not modify or amend any of the Contracts, provided that, in the aggregate, any modifications or amendments to any Contracts shall not result in additional expenses and liabilities of the Companies in excess of US$100,000;

(j) not disclose any material confidential information or trade secret to any Person, other than in the ordinary course of business and pursuant to a non-disclosure agreement;

(k) not make any change in any method of financial or tax accounting or reporting or financial or tax accounting or reporting practice without notifying UTG at least five days in advance of such change; provided that if such change is required by Applicable Law or US generally accepted accounting principles, notification to UTG must be as soon as reasonably practicable after becoming aware such change will occur;

(l) not make any distributions whether in cash or property with respect to the equity interests of the Company;

(m) not enter into, amend or terminate any organizational documents of the Company or any Subsidiary, except as required by Applicable Law or as otherwise provided in the Transaction Documents, including the M&A;

(n) not enter into any new line of business unrelated to licensing or abandon or discontinue the licensing business;

(o) not enter into, amend or terminate any transaction, arrangement, or agreement between any of the Companies and PLBY (or any Affiliate of PLBY), except as otherwise provided in the Transaction Documents;

(p) not adopt any plan of merger, consolidation, reorganization, liquidation or dissolution of the Company or any Subsidiary of the Company or make any filing of a petition in bankruptcy under any provisions of Applicable Law or consent to the filing of any bankruptcy petition against the Company or any Subsidiary of the Company under any similar Applicable Law; and

(q) not agree, in writing or otherwise be legally bound, to take any of the actions set forth above.

8.2

Access to Information. Prior to the Initial Closing and subject to Applicable Law, in addition to any requirements pursuant to this Agreement to provide specific documentation or information to UTG, PLBY, and the Company shall provide UTG and its officers, directors, employees, members, partners, managers, accountants, counsel, consultants, and advisors (collectively, “Representatives”), with reasonable access to and the right to inspect, during normal business hours upon reasonable advance written notice to PLBY and the Company by UTG, all material records, contracts and other documents related to the Companies and the Business, and shall permit UTG to consult with the officers, directors and employees of PLBY and the Companies. Prior to the Initial Closing, PLBY and the Company shall use their respective commercially reasonable efforts to furnish or provide access to UTG such material documents and copies of documents and records and information with respect to the Business as UTG may reasonably request; provided, that neither the Company nor PLBY shall have any obligation to furnish any information to the extent furnishing such requested information would result in any violation of Applicable Law or any breach by PLBY or any Affiliate of PLBY of any Contract to which it is a party thereto.

8.3

Exclusive Dealing. From the date hereof until the earlier of termination of this Agreement or the Initial Closing Date, none of PLBY, PLBY Parent or the Company shall, nor shall they permit their respective Representatives or Affiliates to, solicit, initiate, facilitate or encourage any Competing Offer or Competing Transaction or negotiate with respect to, discuss, continue or agree to any Competing Offer or any Competing Transaction. PLBY, PLBY Parent, or the Company, as applicable, shall notify UTG (email being sufficient) within two Business Days following receipt of any indication that any Person has made or is making a Competing Offer and shall inform UTG on a prompt basis of the material terms of any such Competing Offer. Within one Business Day of the execution of this Agreement, PLBY, PLBY Parent, and the Company, shall affirmatively terminate any ongoing discussions or negotiations with any Person other than UTG with respect to a Competing Offer or Competing Transaction discussed with such Persons prior to or as of the date hereof.

8.4	All Reasonable Efforts; Consents and Approvals.

(a)

Subject to the terms and conditions of this Agreement, each Party hereto agrees to use commercially reasonable efforts to take, or cause to be taken, all other actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated hereby.

(b)

Each Party shall take all commercially reasonable actions necessary to comply promptly with all Applicable Law which may be imposed on it with respect to this Agreement and the transactions contemplated hereby (which actions shall include, furnishing all information required in connection with approvals of, filings with, and inquiries or requests from, any Governmental Authority); shall promptly cooperate with and furnish information to each other or their counsel in connection with any such requirements imposed upon any of them in connection with this Agreement and the transactions contemplated hereby; and shall not take any action that would reasonably be expected to materially delay the obtaining of, or result in not obtaining, the ODI Approval. Each of the Parties shall take all reasonable actions necessary to obtain (and shall reasonably cooperate with each other in obtaining) the ODI Approval.

9.	CONDITIONS PRECEDENT

9.1

Conditions Precedent to Obligations of All Parties. The respective obligations of each of the Parties to consummate the transactions contemplated by this Agreement with respect to the Initial Closing shall be subject to the satisfaction on the Initial Closing Date of the following conditions:

(a)

No court of competent jurisdiction or governmental, regulatory or administrative agency or commission or other Governmental Authority shall have issued a Governmental Order, decree or ruling or taken any other action (which Governmental Order, decree or ruling the Parties hereto shall use commercially reasonable efforts to lift), in each case temporarily or permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement.

(b)	No Applicable Law shall have been enacted or promulgated by any Governmental Authority that prohibits consummation of the transactions contemplated hereby.

9.2

Conditions Precedent to Obligations of UTG. The obligations of UTG with respect to the Initial Closing under this Agreement are subject to the satisfaction at or prior to the Initial Closing Date of each of the following conditions unless waived, in whole or in part, by UTG:

(a)

Performance of Agreements. PLBY Parent, PLBY, and the Company, and to the extent required by this Agreement, their Affiliates, shall have delivered all of the items required to be delivered by PLBY Parent, PLBY, the Company, or any of their Affiliates, as applicable, prior to or concurrent with the Initial Closing as set forth in Clause 4.1, and shall have performed, in all material respects, all obligations and agreements, and complied, in all material respects, with all covenants and conditions contained in this Agreement to be performed or complied with by it prior to or at the Initial Closing Date.

(b)

No Material Adverse Change. From the Effective Date through the Initial Closing Date, there shall not have occurred and be continuing any Material Adverse Change, nor shall any event or events have occurred and be continuing that, individually or in the aggregate, with or without the lapse of time, would reasonably be expected to result in a Material Adverse Change.

(c)	Receipt of the ODI Approvals.

9.3

Conditions Precedent to the Obligations of PLBY. The obligations of PLBY, PLBY Parent, and the Company with respect to the Initial Closing under this Agreement are subject to the satisfaction at or prior to the Initial Closing Date of each of the following conditions unless waived, in whole or in part, by PLBY:

(a)

Performance of Agreements. UTG shall have delivered all of the items required to be delivered by UTG prior to or concurrent with the Initial Closing as set forth in Clause 4.1, and shall have performed, in all material respects, all obligations and agreements, and complied, in all material respects, with all covenants and conditions contained in this Agreement to be performed or complied with by it prior to or at the Initial Closing Date.

9.4

Frustration of Closing Conditions. No Party may rely on the failure of any condition set forth in this Clause 9 to be satisfied if such failure was caused by such Party’s (or such Party’s Affiliate’s) failure to act in good faith to comply with this Agreement or use its commercially reasonable efforts to consummate and make effective the transactions provided for herein.

10.	TERMINATION PRIOR TO THE INITIAL CLOSING

10.1	Termination Prior to the Initial Closing. This Agreement and the transactions contemplated hereby may be terminated at any time prior to the Initial Closing as follows:

(a)	By mutual written consent of PLBY and UTG;

(b)	By PLBY upon the occurrence of any of the following events:

(i)

if any of the conditions set forth in Clause 9.1 shall not have been, or if it becomes apparent that any of the conditions will not be, fulfilled by March 31, 2026 (the “Outside Date”), unless such failure shall primarily be due to the failure of PLBY, PLBY Parent, or the Company (or any of their Affiliates) to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Initial Closing;

(ii)

if any of the conditions set forth in Clause 9.2(c) shall not have been, or if it becomes apparent that any of the conditions will not be, fulfilled by the Outside Date, and such condition has not otherwise been waived by UTG by the Outside Date, unless such failure shall primarily be due to the failure of PLBY, PLBY Parent, or the Company (or any of their Affiliates) to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Initial Closing;

(iii)

if any of the conditions set forth in Clause 9.3 shall not have been, or if it becomes apparent that any of the conditions will not be, fulfilled by the Outside Date, unless such failure shall primarily be due to the failure of PLBY, PLBY Parent, or the Company (or any of their Affiliates) to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Initial Closing;

(iv)

if there has been a material breach by UTG of any of its representations, warranties, covenants, obligations or agreements set forth in this Agreement, which breach cannot be or has not been cured within twenty Business Days after the giving of written notice by PLBY to UTG, and none of PLBY, PLBY Parent, or Company is in material breach or default of its obligations hereunder; or

(v)

if consummation of the transactions contemplated hereby shall violate any order (including any Governmental Order), decree or judgment of any court or Governmental Authority having competent jurisdiction.

(c)	By UTG upon the occurrence of any of the following events:

(i)

if any of the conditions set forth in Clause 9.1 shall not have been, or if it becomes apparent that any of the conditions will not be, fulfilled by the Outside Date, unless such failure shall primarily be due to the failure of UTG (or any of its Affiliates) to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Initial Closing;

(ii)

any of the conditions set forth in Clause 9.2(a) or 9.2(b) shall not have been, or if it becomes apparent that any of the conditions will not be, fulfilled by the Outside Date, unless such failure shall primarily be due to the failure of UTG (or any of its Affiliates) to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Initial Closing;

(iii)

any of the conditions set forth in Clause 9.2(c) shall not have been, or if it becomes apparent that any of the conditions will not be, fulfilled by the Outside Date, unless such failure shall primarily be due to the failure of UTG (or any of its Affiliates) to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Initial Closing;

(iv)

if there has been a material breach by each of PLBY Parent, PLBY, or the Company (or any of their Affiliates) of any of its representations, warranties, covenants, obligations or agreements set forth in this Agreement, which breach cannot be or has not been cured within 20 Business Days after the giving of written notice by UTG to PLBY, and UTG is not in material breach or default of its obligations hereunder;

(v)	if there shall have been any event, circumstance or fact that, individually or in the aggregate, has resulted in or would reasonably be expected to result in a Material Adverse Change; or

(vi)

if consummation of the transactions contemplated hereby shall violate any order (including any Governmental Order), decree or judgment of any court or Governmental Authority having competent jurisdiction.

(d)

Effect of Termination. If this Agreement is terminated pursuant to Clause 10.1, written notice thereof shall be given to the other Parties and this Agreement shall thereafter become void and have no further force and effect and all further obligations of the Parties under this Agreement shall terminate without further liability of the Parties, except that:

(i)

each Party will return all documents, workpapers and other material of any other Party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the Party furnishing the same, provided that such returning Party’s attorney may retain a copy of such documents, workpapers and other material, and all confidential information received by any Party hereto with respect to the business of any other Party shall be treated strictly confidential;

(ii)

except as set forth in Clause 10.3, such termination shall not constitute a waiver by any Party of any claim it may have for damages caused by reason of, or relieve any Party from liability for, any breach of this Agreement prior to the termination of this Agreement; and

(iii)	Clauses 10 through 26 shall survive such termination.

10.2	Termination Fee.

(a)

The Parties agree that termination of this Agreement prior to the Initial Closing is subject to a termination fee of the Signing Deposit, which PLBY shall be entitled to retain in the event that this Agreement is terminated pursuant to (i) Clause 10.1(b)(i), 10.1(b)(ii), 10.1(b)(v), 10.1(c)(i), or 10(c)(vi), in each case if termination pursuant to such clause is due to the failure to receive the ODI Approvals or the Governmental Authority, Governmental Order, or Applicable Law preventing such closing condition is with respect to any Government Authority, Governmental Order, or Applicable law other than with respect to the United States, (ii) Clause 10.1(b)(iii), or (iii) Clause 10.1(b)(iv), or (iv) Clause 10.1(c)(iii) (these Clauses are collectively referred to as the “Retention Termination Clauses”).

(b)

In the event that this Agreement is terminated prior to the Initial Closing for any other reason other than pursuant to the Retention Termination Clauses, PLBY shall be required to reimburse UTG the amount of the Signing Deposit paid to PLBY on the Effective Date, which shall be paid by wire transfer of immediately available funds, no later than five Business Days after such termination. PLBY Parent, PLBY, and the Company shall be jointly and severally liable to UTG for the payment of the Signing Deposit.

10.3

Recourse. Notwithstanding anything to the contrary in this Agreement, in the event that this Agreement is terminated prior to the Initial Closing, and PLBY retains the Signing Deposit, such retention of the Signing Deposit shall be each of PLBY Parent, PLBY, and the Company’s sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) for any breach, loss, damage or failure to perform under, this Agreement. Notwithstanding anything to the contrary in this Agreement, in the event that this Agreement is terminated prior to the Initial Closing for any reason other than pursuant to the Retention Termination Clauses, nothing in this Agreement shall limit the rights or remedies available to any such party for breaches of this Agreement.

11.	INDEMNIFICATION

11.1

Survival. The representations, warranties and covenants of PLBY and the Company contained herein (including, PLBY’s obligations under Clause 11.2) shall survive each of the Initial Closing, the Second Sale and the Final Sale, and shall remain in full force and effect until the date that is 12 months after the Final Sale. All covenants and agreements of the Parties contained herein to be performed by their terms on or after the Effective Date shall survive the Effective Date until fully performed in accordance with the terms specified herein with respect to such covenant or agreement. No claim for indemnification may be brought for any breach of a representation, warranty, or covenant after the date that the applicable representation, warranty, or covenant has ceased to survive; provided, however, that in the event a claim for indemnification relative to any breach of any warranty, representation or covenant is asserted in accordance with this Clause 11 prior to the expiration of the survival period applicable to such warranty, representation or covenant set forth above, such claim and any corresponding indemnity shall survive until finally determined by the Parties or pursuant to litigation in an appropriate court of competent jurisdiction.

11.2

Indemnification by PLBY. Subject to the terms and conditions of this Agreement, from and after the Effective Date, PLBY and PLBY Parent, jointly and severally, shall indemnify and hold the Companies, UTG and each of their controlled affiliates and their respective officers, directors, shareholders, employees, agents, successors and assigns (the “Indemnified Parties”), harmless from and against, any and all losses, damages, liabilities, judgments, awards, penalties, fines, costs or expenses, including reasonable attorneys’ fees, in each case, to the extent reasonably foreseeable (but excluding any lost profits, special or punitive damages, except to the extent actually paid to a third party) (collectively, “Losses”), incurred or sustained by, or imposed upon, the Indemnified Parties based upon, arising out of, with respect to or by reason of:

(a)	any inaccuracy in or breach of any of the representations or warranties of PLBY or the Company contained in Clauses 5 or 6, respectively;

(b)	any failure of PLBY to perform or fulfil any of its covenants or obligations under this Agreement;

(c)	the Agency Agreement, including the termination thereof;

(d)

that certain Management Services Agreement between CT Licensing Limited and Playboy China Limed dated March 31, 2023, including the termination thereof, and that certain Deed of Termination between CT Licensing Limited and Playboy China Limited, dated December 18, 2025;

(e)

that certain Shareholders Agreement by and between CT Licensing Limited, PLBY (BVI) Limited, and Playboy China Limited, dated January 16, 2023 and any documents related thereto (including the Transaction Documents as defined therein), including the termination thereof, and that certain Deed of Termination between PLBY (BVI) Limited, CT Licensing Limited, Playboy China (BVI) Limited, Playboy Enterprises, Inc., and CT Licensing (BVI) Limited, dated December 18, 2025;

(f)

that certain Agreement Relating to the Sale and Purchase of All of the Issued Shares in the Company by and among CT Licensing Limited, Playboy Enterprises, Inc., CT Licensing (BVI) Limited, and Playboy China (BVI) Limited, dated December 15, 2025, and all documents related thereto;

(g)

that certain Management Services Agreement by and between PEII and Playboy China Limited, dated March 31, 2023, and the termination thereof, including that certain Deed of Termination by and between PEII and Playboy China Limited dated December 22, 2025;

(h)

any taxes of any of the Companies with respect to a period or partial period prior to the Initial Closing Date the amount of which are not included in the determination and payment of the Adjustment Amount; or

(i)

the use, ownership or operation of the business of the Company and its subsidiaries prior to the Initial Closing Date, other than (A) the specific liabilities, and in the amounts, set forth on Schedule 6.10(b) or (B) the liabilities expressly included and paid in connection with in the determination of the Adjustment Amount.

11.3

Limitations. Except for liability with respect to Fraud committed by PLBY, a Closing Breach or PLBY’s indemnification obligations under Clause 11.2(h) and Clause 11.2(i), the aggregate amount of all Losses for which PLBY and PLBY Parent shall be liable for under this Clause 11 shall not exceed an aggregate amount equal to (a) the aggregate consideration actually paid by UTG pursuant to this Agreement plus (b) the amount of any Shortfall Amount (as defined in the Shareholder Agreement) actually paid by UTG that has not been subsequently refunded, prior to the date of the applicable Indemnity Claim. The aggregate amount of all Losses for which PLBY and PLBY Parent shall be liable for with respect to a Closing Breach shall not exceed an aggregate amount equal to (a) the aggregate consideration actually paid by UTG pursuant to this Agreement plus (b) the amount of any Shortfall Amount (as defined in the Shareholder Agreement) actually paid by UTG that has not been subsequently refunded, prior to the date of the applicable Indemnity Claim plus (c) the aggregate amount of all amounts paid to PLBY or its Affiliate pursuant to the Brand Support Services Agreement plus (d) the aggregate amount of investments made or costs incurred by UTG related to the Playboy brand, including without limitation all costs related to marketing, product designs, flagship stores, and store revitalization. The Parties acknowledge and agree that the Losses described in this Clause 11.3 are reasonably foreseeable and contemplated by the Parties as Losses hereunder in the event of a breach by PLBY or PLBY Parent. “Closing Breach” means if UTG takes all actions and delivers all closing deliverables, or unequivocally demonstrates and/or provides unequivocal evidence of its ability to do so pending PLBY’s taking of all actions and delivery of all closing deliverables, in each case, as required hereunder with respect to the Initial Closing, Second Closing or Final Closing, and (a) PLBY fails to transfer the Class B Shares to UTG as required by the Initial Closing, the Second Closing or the Final Closing due to failure to transfer such Class B Shares or failure to deliver the release of Encumbrances on such Class B Shares to deliver such Class B Shares free and clear of all Encumbrances, and, in any case, such failure is not cured within three Business Day of such failure, or (b) PEII fails to, or PLBY or PLBY Parent fails to cause PEII to, transfer the PLBY IP to the Company on the terms set forth in the IP Transfer Agreement, and such failure is not cured with three Business Days of such failure.

11.4

Procedures. In the event any claim arises for indemnification hereunder (an “Indemnity Claim”), UTG shall promptly provide written notice of the Indemnity Claim to PLBY. Such notice shall: (a) describe the Indemnity Claim in reasonable detail; (b) include copies of all material written evidence thereof; and (c) indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by UTG or the Company. In connection with any Indemnity Claim giving rise to indemnity hereunder resulting from or arising out of any third-party action, PLBY, upon written notice to UTG, may assume the defense of any such third-party action with counsel reasonably satisfactory to UTG. UTG shall be entitled to participate in the defense of any such third-party action, with its counsel and at its own cost and expense, subject to PLBY’s right to control the defense thereof. If PLBY does not assume the defense of any such third-party action, UTG shall defend against such third-party action. PLBY and UTG shall cooperate with each other in all reasonable respects in connection with the defense of any Indemnity Claim. No Party shall settle any Indemnity Claim related to any third-party action without the other Party’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

11.5

Exclusive Remedy. UTG acknowledges and agrees that from and after the Initial Closing its sole and exclusive remedy with respect to any and all claims for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement shall be pursuant to the indemnification provisions set forth in this Clause 8, except for Fraud. UTG acknowledges that it has not relied on any representation or warranty other than those expressly set forth in this Agreement. Notwithstanding the foregoing, nothing herein will limit UTG’s rights hereunder or otherwise in connection with Fraud, or any rights to injunctive or other equitable relief (including specific performance) to enforce its rights under this Agreement or otherwise in connection with the transactions contemplated hereby.

11.6

Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

11.7

Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the aggregate consideration for tax purposes, unless otherwise required by Applicable Law.

12.	GUARANTEE

With respect to PLBY’s obligations to sell the PLBY Class B Shares free and clear of all Encumbrances in accordance with the terms of this Agreement, to effect or cause to be effected the transfer of the PLBY IP in accordance with the IP Transfer Agreement, PLBY’s indemnity obligations under Clause 11, and to repay the Signing Deposit pursuant to Clause 10.2(b) (collectively, the “PLBY Obligations”), PLBY Parent hereby guarantees to UTG and its permitted successors and assignees the timely performance by PLBY of the PLBY Obligations. If PLBY fails to perform any PLBY Obligation, then PLBY Parent shall perform or procure performance of such PLBY Obligations at its cost and expense.

13.	CONTINUING OBLIGATIONS

The provisions of this Agreement shall continue in accordance with its terms in full force and effect notwithstanding completion of the Final Sale taking place and shall be binding on the respective successors of the Parties.

14.	TERMINATION AFTER THE INITIAL CLOSING

After the consummation of the Initial Closing, this Agreement may be terminated by (a) mutual written consent of PLBY, the Company and UTG, (b) by PLBY in the event there has been a payment default under Clause 4 by UTG, or (c) by UTG in event that PLBY has failed to consummate the Second Sale or Final Sale.

15.	FURTHER ASSURANCES

At its own expense, each Party shall (and shall use reasonable endeavours to procure that any relevant third party shall) promptly execute and deliver such documents and perform such acts as the other Parties may reasonably require from time to time for the purpose of giving full effect to this Agreement and, subject to the consummation of the Initial Closing, Second Sale and Final Sale, of giving UTG full legal and beneficial title to the Company Class B Shares and PLBY Class B Shares.

16.	ASSIGNMENT

None of the Parties may assign the benefit of, or any of its rights under, this Agreement except with the prior written consent of the other Parties.

17.	SUCCESSORS IN TITLE

This Agreement shall be binding upon and enure for the benefit of the permitted assigns and successors in title of each of the Parties and references to the Parties shall be construed accordingly.

18.	COSTS

Each Party shall be responsible for the costs and expenses incurred by that Party in relation to the negotiation, preparation, and implementation of this Agreement.

19.	NOTICES

19.1

Any notice or other communication to be given under this Agreement in writing, shall be deemed to have been duly served on, given to or made in relation to a Party if it is delivered to the authorised address of that Party, sent by courier service addressed to that Party at such address, or sent by email to the authorised email address of that Party and if:

(a)	personally delivered or sent by courier, be deemed to have been received at the time of delivery; or

(b)	sent by email, be deemed to have been received upon receipt by the sender of a delivery receipt (or other appropriate evidence) that the email has been delivered to the addressee;

provided that where, in the case of delivery by hand, courier or email, delivery occurs after 6:00 pm on a Business Day or on a day which is not a Business Day, receipt shall be deemed to occur at 9:00 am on the next following Business Day.

19.2

For the purposes of this Clause 19, the authorised address of each Party shall be the address set out at the heading of this Agreement or such other address as that Party may notify to the others in writing from time to time in accordance with the requirements of this Clause 19.2, and the authorised email address of each Party shall be as set out below or such other email address as that Party may notify to the others in writing from time to time in accordance with the requirements of this Clause 19.2:

if to PLBY, PLBY Parent or the Company:

For the attention of:
Email:
Address:

with a copy (which shall not constitute notice) to:

For the attention of:

Email:

Address:

if to UTG:

For the attention of:
Email:
Address:

with a copy (which shall not constitute notice) to:

For the attention of:

Email:

Address:

20.	SEVERABILITY

If any provision of this Agreement or any of the Transaction Documents is held to be illegal, invalid or unenforceable in whole or in part in any relevant jurisdiction, then the legality, validity and enforceability of the remaining provisions of this Agreement or applicable Transaction Document shall not in any way be affected or impaired thereby.

21.	ENTIRE AGREEMENT

This Agreement and the Transaction Documents contain the entire agreement and understanding of the Parties and supersede all prior agreements, understandings or arrangements (both oral and written) relating to the subject matter of this Agreement.

22.	AMENDMENT

No amendment, variation, supplement, deletion or replacement of or from this Agreement or any of its terms shall be effective unless made in writing and signed as a deed by each Party (or their authorised representatives).

23.	PUBLICITY

Following the Effective Date, no Party shall make any public announcement or press release concerning the transactions contemplated hereby that contains material non-public information regarding such transactions without prior consultation with the other Parties. Notwithstanding the foregoing, (a) any Party may make disclosures consistent in substance with any previously approved public announcement and that do not contain materially new non-public information regarding the transactions, and (b) a Party may make any public disclosure that is required by Applicable Law, regulation or stock exchange rule, so long as such Party uses commercially reasonable efforts to provide the other Parties with prior notice (to the extent practicable) and to consider in good faith any reasonable comments of the other Parties with respect to such disclosure.

24.	GENERAL PROVISIONS

24.1

Any right of rescission or termination conferred to any Party under this Agreement shall be in addition to and without prejudice to all other rights and remedies available to it by reason of any breach of any provision of this Agreement.

24.2

The rights, powers and remedies provided in this Agreement (or expressly referred to in it) are independent and cumulative and do not exclude any rights, powers or remedies (express or implied) which are available as a matter of common law, statute, custom or otherwise.

24.3

Any waiver of a breach of any of the terms of this Agreement or of any default hereunder shall not be deemed to be a waiver of any subsequent breach or default and shall in no way affect the other terms of this Agreement.

24.4

No failure to exercise and no delay on the part of any Party in exercising any right, remedy, power or privilege of that Party under this Agreement and no course of dealing between the Parties shall be construed or operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

24.5	Nothing in this Agreement will entitle any Person (other than a Party hereto) to any claim, cause of action, remedy or right of any kind.

24.6	This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

25.	GOVERNING LAW

25.1

This Agreement and any dispute or claim arising out of or in connection with this Agreement, any non contractual obligations arising out of or in connection with this Agreement, or the subject matter of this Agreement shall be governed by, and construed in accordance with, the substantive law of the state of Delaware in the United States of America.

26.	DISPUTE RESOLUTION

26.1

Any dispute, claim, difference or controversy arising out of, relating to or having any connection with this Agreement, including any dispute as to its existence, validity, interpretation, performance, breach or termination or the consequences of its nullity and any dispute relating to any non contractual obligations arising out of or in connection with it (for the purposes of this Clause 26, a “Dispute”), shall be referred to and finally settled by arbitration administered by JAMS pursuant to, JAMS’ Comprehensive Arbitration Rules and Procedures excluding its optional arbitration appeal procedures (“Rules”) for the time being in force, which rules are deemed to be incorporated by reference in this Clause 26. Capitalized terms used in this Clause 26 which are not otherwise defined in this Agreement have the meaning given to them in the Rules.

26.2	The seat of the arbitration shall be in the British Virgin Islands.

26.3

The tribunal shall consist of three arbitrators. One arbitrator shall be nominated by the claimant party and one arbitrator shall be nominated by the respondent party. The third arbitrator shall be jointly nominated by the claimant party’s and respondent party’s respectively nominated arbitrators. Notwithstanding the foregoing, all arbitrators shall be humans, and artificial intelligence arbitrators shall not be permitted.

26.4	The language of the arbitration shall be English.

26.5

The submission to arbitration in this Clause 26 shall not be construed as an intention by the parties to deprive any court or other governmental body or regulatory agency of its jurisdiction to provide interim relief or remedies. The award(s) shall be final and binding on the Parties, and judgment upon any award may be entered and enforced in any court having jurisdiction.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized directors or officers as of the day and year first above written.

Signed for and on behalf of
PLBY (BVI) LIMITED

By:	/s/ Ben Kohn

Name:	Ben Kohn
Title:	Director

Signed for and on behalf of
PLAYBOY CHINA (BVI) LIMITED

By:	/s/ Christopher Riley

Name:	Christopher Riley
Title:	Director

Signed for and on behalf of
PLAYBOY ENTERPRISES, INC.

By:	/s/ Ben Kohn

Name:	Ben Kohn
Title:	Chief Executive Officer & President

Signed for and on behalf of
UTG BRANDS MANAGEMENT GROUP LIMITED

By:	/s/ Weiyan Wang

Name:	Weiyan Wang
Title:	Director

Exhibit A

IP Transfer Agreement

[See Attached.]

Exhibit B

Shareholders Agreement

[See Attached.]

Exhibit C

Management Agreement

[See Attached.]

Exhibit D

New China JV License Agreement

[See Attached.]

Exhibit E

Brand Support Services Agreement

[See Attached.]

Exhibit F

HK UTG License Agreement

[See Attached.]

Exhibit G

New Memorandum & Articles of Association

[See Attached.]

Exhibit H

First Amendment to License Agreement – PBD Shanghai

[See Attached.]

Exhibit I

First Amendment to License Agreement – PDSL

[See Attached.]

Exhibit J

PEII License Agreement

[See Attached.]

Exhibit K

Class B Shares Subscription Letter

[See Attached.]

Exhibit L

Instrument of Transfer

[See Attached.]

Exhibit M

Payment Direction Letter

[See Attached.]